Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact	Investor Relations
HearUSA Inc.	Scott Liolios or Ron Both
Tel (561) 478-8770	Liolios Group, Inc.
Stephen J. Hansbrough, President & CEO, ext 132	email: info@liolios.com
Paul A. Brown, M.D., Founder & Chairman, ext 123	Tel (949) 574-3860

HEARUSA‘S Q2 2007 REVENUES REACH THIRD CONSECUTIVE HIGH

West Palm Beach, Fla. – July 9, 2007 -- Ahead of the company’s scheduled presentation at the 3rd Annual C.E. Unterberg, Towbin Emerging Growth Conference in New York City next week, HearUSA, Inc. (AMEX: EAR) reported its third consecutive quarter of record revenues. For the second quarter of fiscal 2007 ending June 30, 2007, revenues totaled $24.9 million, which represents an increase of 12% from the same year-ago quarter and 6% sequentially.

The company acquired six hearing centers since the beginning of the year, with combined trailing 12-month ("TTM") revenues of approximately $4.2 million and has signed LOIs for an additional eight centers with approximately $5.0 million TTM revenues. These record results for the first half of the year keep the company on course for a forecasted $102-$107 million in revenues in FY2007.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 170 company-owned hearing care centers, which offer a complete range of quality hearing instruments with an emphasis on the latest digital technology. HearUSA centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,600 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the company's 2007 target revenues for the year within a range of $102 million and $107 million. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as successful implementation of the company's acquisition program; integration of the newly acquired centers and maintenance of revenue levels from those centers; the company's ability to maintain cost controls and limit expenses; the successful implementation of the Siemens agreement; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company's goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company's centers are located; the impact of competitive products; and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission, including the company's Form 10-K for the year ended December 31, 2006.

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